EXHIBIT 3.5

AMENDMENT OF DISTRIBUTION AGREEMENT

This Amendment of the Distribution Agreement (“AMENDMENT”) is made effective as of the 1 day of April, 2010, by and between Investors Brokerage Services, Inc. (“IBS”) and Kemper Investors Life Insurance Company (“KILICO”).

WHEREAS, IBS and KILICO are parties to a Distribution Agreement made on January 31, 1995, and effective on February 1, 1995 (the “Distribution Agreement”), whereunder IBS acts as a principal underwriter of various variable annuity contracts, including the Scudder DestinationsSM and Farmers VA I variable annuity contracts (the “Contracts”), each of which was issued by KILICO through the KILICO Variable Annuity Separate Account; and

WHEREAS, as principal underwriter of the Contracts, IBS entered into various Selling Group Agreements (each an “AGREEMENT” and, collectively, the “AGREEMENTS”) with various broker-dealers, which AGREEMENTS contain the terms and conditions relating to the sale of the Contracts by the broker-dealers; and

WHEREAS, KILICO and Synergy Investment Group, LLC (“SYNERGY”) have entered into a Principal Underwriting Agreement pursuant to which SYNERGY acts or will act as a principal underwriter for the Contracts;

WHEREAS, IBS has assigned or will assign its rights and responsibilities under the AGREEMENTS with respect to the Contracts to SYNERGY, and SYNERGY has assumed or will assume those rights and responsibilities;

WHEREAS, the parties hereto desire to amend the Distribution Agreement, by mutual agreement, to reflect the assignment of rights and responsibilities under the AGREEMENTS relating to the Contracts;

NOW, THEREFORE, IN CONSIDERATION of the promises and the mutual covenants of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Except as provided in paragraph 2 hereof, the rights and responsibilities of IBS as principal underwriter of the Contracts under the Distribution Agreement are hereby terminated effective as of April 1, 2010.

2.	This AMENDMENT applies only to the parties’ rights and responsibilities with respect to the Contracts, and does not terminate any of the parties’ rights and responsibilities with respect to any other variable annuity contract for which IBS serves as principal underwriter under the Distribution Agreement, and which are set forth in Exhibit A of this Amendment. Otherwise, the provisions of the Distribution Agreement, as it relates to the Contracts, shall survive the effective date of this Amendment only as provided in the Distribution Agreement.

3.	Following the effective of this AMENDMENT, IBS shall continue to serve as principal underwriter for the variable annuity contracts set forth in Exhibit A to this Amendment, as may be amended from time to time, pursuant to the provisions of the Distribution Agreement.

3.	No cash, royalty or other consideration shall be payable by any party hereto in connection with the termination hereunder.

4.	This AGREEMENT shall inure to the benefit of, and be binding upon, the respective successors and assigns of IBS and KILICO.

IN WITNESS WHEREOF, each of the parties hereto has caused this AGREEMENT to be executed by its duly authorized officer on the date set forth below.

INVESTORS BROKERAGE SERVICES, INC.		KEMPER INVESTORS LIFE INSURANCE COMPANY

By:	/s/ Steve Callaway	By:	/s/ Diane C. Davis

Name:	Steve Callaway	Name:	Diane C. Davis

Title:	President	Title:	Vice President

Date:	4/21/10	Date:	4/20/10

Exhibit A

to

Amendment of the Distribution Agreement

between IBS and KILICO

Variable Annuity Contracts

subject to Distribution Agreement

Effective April 1, 2010

Kemper Advantage 1

Kemper Advantage 2

Kemper Advantage 3

Kemper Archway

Kemper ZS4

Kemper Passport

Zurich Preferred

Zurich Preferred Plus

Kemper Select

Protective FI Variable Annuity

Protective RSG Preferred Plus

Protective Advantage 3

3